EXHIBIT 99.1

CONTACT:  Mark Collinson
CCG Investor Relations
310-954-1343
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024

For Immediate Release

Unico American Corporation Reports Fourth Quarter and Full Year 2008 Results and Announces the Declaration of a Cash Dividend of $0.18 per Common Share

12.5% Growth in Book Value for the Year, to $13.81 Per Share

Woodland Hills, California, March 25, 2009– Unico American Corp. (NASDAQ – “UNAM”) (“Unico,” the “Company”), is an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services.  The Company announced today its consolidated financial results for the three and twelve months ended December 31, 2008.  Revenues were $11.1 million and net income was $2.1 million ($0.37 diluted income per share) for the quarter ended December 31, 2008, compared with revenues of $12.3 million and net income of $1.8 million ($0.31 diluted income per share) for the quarter ended December 31, 2007.  For the twelve months ended December 31, 2008, revenues were $46.8 million and net income was $5.3 million ($0.93 diluted income per share) compared with revenues of $50.4 million and net income of $6.7 million ($1.18 diluted income per share) for the twelve months ended December 31, 2007.

Declaration of Cash Dividend

The Company announced that, at a meeting of the Board of Directors held on March 23, 2009, the Board declared a cash dividend of $0.18 per common share.  The dividend is payable on May 1, 2009, to shareholders of record on April 10, 2009, with an ex-dividend date of April 8, 2009.

Brief Review of 2008

The marketplace remains intensely competitive, as more insurers are competing for the same customers.  Also, we consider the nature of the marketplace to be classically cyclical, in that during parts of the cycle, such as we see today, many of our competitors price their insurance at rates we believe are inadequate to support any real profit.  Nonetheless, we believe Crusader can grow its sales and profitability even in these soft phases of the cycle by continuing to focus upon three key areas of its operations: (1) product development, (2) improved service to retail brokers, and (3) appointment of retail agents.

•	Growth Through Product Development:

o
During the year we introduced a number of new programs in several sectors including a new program for Gasoline Stations; an enhanced Bars & Taverns program; new coverage enhancement options to further penetrate the Commercial Buildings niche; a new Trucking program, for local and long haul truckers; a new Associated Convenience Stores program; and new offerings in the Used Car Dealerships, Auto Body Shops and Auto Repair Shops programs.  In many of these cases we added new features, expanded coverage limits and embarked upon new branding and marketing initiatives.

o
Crusader’s recently-assigned A.M. Best Company rating upgrade, to “A-“ from “B++” is perceived as an important product enhancement because the new rating fulfills eligibility requirements of many lenders, landlords, risk managers, agents and brokers, not fulfilled by lower ratings.

o
Our implementation of these product changes yielded varying results.  While all of those results are positive, only a few have shown to be immediately effective.  Specifically, introduction of our Trucking program and of our Associated Convenience Stores program was well received by the marketplace, where we are on track to write first-year combined premiums of over $5,000,000.

o	Unico’s health-care division contracted with Blue Shield of California, creating a broader portfolio of products for our customers and increasing our opportunity to grow sales.

•	Growth Through Customer Service:

o
During the year we began our search for a third party vendor, to replace our existing legacy IT system with more current technology.  The new system is expected to improve our marketing efforts, particularly our planned introduction of web-based transactions and a retail agency sales force in the field.  That search continues and should be completed within the near future.

o
We overhauled the billing system used in Unico’s health-care division.  Our new system satisfies the needs of many customers by giving significantly more detail for subscribing members and groups, in a format that meets or exceeds industry standards.

o	We moved a number of processes “on-line” during the year, including direct-delivery and correspondence options; “paperless” distribution options for agents and brokers; and an on-line forms library.

o
We enhanced a number of our customer management procedures including simplified risk management and engineering mechanisms; revised policy cancellation and reinstatement procedures; and revised coverage binding practices for escrow-related transactions.

o	We also improved our agency marketing tactics by introducing a new promotional program that provides cooperative solicitation tools to our new agency force and product branding at the retail level.

o
During the fourth quarter we focused substantial effort upon delivering even more mechanisms of convenience, designed to impress and attract agents and brokers by providing more efficient ways for them to conduct their business with us.

o
Based on the feedback from the agents and brokers, the positive results of our customer service changes have been undeniable.  While it is difficult to quantify or otherwise translate those results into sales or profits, they are clearly a prerequisite to our long-term success.

•	Growth Through Sales Force Development:

o
In an effort to increase sales and to reduce the Company’s exposure to marketplace volatility, the Company is developing a dedicated marketing department.  In October 2008, the Company hired a marketing manager, bringing the total number of employees dedicated exclusively to marketing to three.  Those employees are expected to identify product development opportunities, promote the Company and its products to the insurance brokerage community, and to recruit retail agents so as to bring the Crusader brand directly before the consumers.  Crusader had appointed twelve retail agents as of December 31, 2008, and plans to have approximately twenty-four by the end of year 2009.  We expect that each retail agent will be able to reach an annual sales volume of approximately one to two million dollars of Crusader’s products within three to five years of their appointment by the Company.

o
In tandem with our website design changes and in further support of our retail agency plan, we began the redesign of all marketing collaterals, to enhance brand recognition and brand appeal at the retail, consumer level.

o
Our marketing team doubled their agency and association visits during the fourth quarter, focusing on increased awareness of and commitment to our products.  Their efforts were immediately recognized by a substantial increase in telephone and emailed applications.

o
We increased our profile at the retail consumer level by joining and co-participating with affiliate and industry associations.  Those efforts were magnified by our expansion of cooperative advertising campaigns with our agents.  These activities create name recognition and branding of Crusader products at the retail consumer level which, in turn, help to generate sales and support for our retail agency sales force.

Fourth Quarter Highlights

•	Insurance writings and risk portfolio

o
Effective January 27, 2009, A.M. Best Company has upgraded Crusader’s financial strength rating to A- (Excellent) from B++ (Good) and revised Crusader’s rating outlook to stable from positive.  In addition, Crusader’s Issuer Credit Rating was upgraded to a- (Excellent) from bbb+ (Good).

o
Declining net written premium is a reflection of an increasingly-competitive marketplace and of Crusader’s conservative underwriting practice.  While there is no statutory requirement, the net premium to surplus ratio guidelines established by the National Association of Insurance Commissioners (NAIC) provide that such ratio should generally be no greater than 3 to 1.  Crusader’s net premium to surplus ratio is as follows:

	Twelve months ended December 31
Statutory:	2008	2007	2006	2005	2004

Net premiums written	$31,175,204	$33,412,745	$38,166,864	$46,030,707	$51,089,573
Policyholders’ surplus	$64,736,230	$57,862,334	$50,023,768	$36,586,441	$29,436,343
Ratio	0.5 to 1	0.6 to 1	0.8 to 1	1.3 to 1	1.7 to 1

The above ratio is not based on U.S. generally accepted accounting principles (GAAP).  It is a financial measure required to be disclosed by the NAIC, a self-regulatory organization that is applicable to the Company.  See “Information Regarding Non-GAAP Measures.”

•	Investment Portfolio:

o
While this was a turbulent quarter for many in the financial industry, the Company benefited from a conservative investment strategy.  There were no defaults or realized losses on any of the Company’s investments.  Fixed maturity investments consisted of high grade bonds, of which approximately 92% were U.S. treasury securities.  As of December 31, 2008, these fixed maturity investments had net pre-tax unrealized gains of $7.4 million.

Three Month Period Ended December 31, 2008, Financial Results

For the three months ended December 31, 2008, revenues were $11.1 million and net income was $2.1 million ($0.37 diluted income per share), compared with revenues of $12.3 million and net income of $1.8 million ($0.31 diluted income per share) for the quarter ended December 31, 2007.  The decrease in revenues was largely the result of lower premiums earned, attributed to the Company’s selective risk underwriting stance during the quarter.  As it has throughout most of 2008, when faced with what it has perceived to be intense competition and inadequate rates offered by its competitors in many niche markets, the Company has chosen to write business very selectively.

Net premium earned was $8.1 million or 72% of revenues for the three months ended December 31, 2008, compared to net premium earned of $8.7 million or 71% of revenues for the three months  ended December 31, 2007.

Net investment income for the three months ended December 31, 2008 was $1.3 million, compared to $1.7 million for the three months ended December 31, 2007.  Annualized yield on average invested assets was 3.7% for the three months ended December 31, 2008, compared to 4.7% for the three months  ended December 31, 2007.

Total insurance company revenues were $9.6 million, or 86% of total revenues, for the three months  ended December 31, 2008, compared to total insurance company revenues of $10.7 million, or 87% of revenues, for the three months ended December 31, 2007.

Gross commissions and fees were $1.4 million for both the three months ended December 31, 2008, and for the three months ended December 31, 2007.

Loss and loss adjustment expenses were $3.6 million, or 44% of net premium earned, for the three months ended December 31, 2008, compared to $5.1 million, or 58% of net premiums earned, for the three months ended December 31, 2007.  Loss and loss adjustment expenses for the quarter were net of $1.9 million of favorable development expenses for the fourth quarter of 2008 compared to $1.0 million of favorable development expenses in the fourth quarter of 2007.

Policy acquisition costs were $2.0 million compared to $2.1 million, and commissions to agents and brokers were $0.3 million and $0.3 million for the three months ended December 31, 2008 and 2007, respectively.

Total expenses for the three months ended December 31, 2008, were $8.0 million, compared to $9.5 million for the three months ended December 31, 2007.

Twelve Month Period Ended December 31, 2008, Financial Results

For the twelve months ended December 31, 2008, revenues were $46.8 million and net income was $5.3 million ($0.93 diluted income per share), compared with revenues of $50.4 million and net income of $6.7 million ($1.18 diluted income per share) for the twelve months ended December 31, 2007.

Net premium earned was $33.9 million, or 73% of revenues, compared to net premium earned of $37.1 million, or 74% of revenues, for the twelve months ended December 31, 2007.

Net investment income before realized investment gains for the current twelve-month period was $5.9 million, compared to $6.8 million for the twelve months ended December 31, 2007.  The yield on average invested assets was 4.0% for the twelve months ended December 31, 2008, compared to 4.7% in the twelve months ended December 31, 2007.

Total insurance company revenues were $40.5 million, or 87% of total revenues, in the twelve months ended December 31, 2008, compared to total insurance company revenues of $44.1 million, or 88% of revenues, in the twelve months ended December 31, 2007.

Gross commissions and fees were $5.7 million in the twelve-month ended December 31, 2008, compared to $5.5 million in the twelve months ended December 31, 2007.

Loss and loss adjustment expenses were $20.6 million, or 61% of net premium earned, in the twelve months ended December 31, 2008, compared to $22.2 million, or 60% of net premiums earned, in the twelve months ended December 31, 2007.

Policy acquisition costs were $8.3 million in the twelve months ended December 31, 2008, compared to $8.5 million for the twelve months ended December 31, 2007, and commissions to agents and brokers were $1.3 million in the twelve months ended December 31, 2008, compared to $1.0 million in the twelve months ended December 31, 2007.

Total expenses were $38.8 million for the twelve months ended December 31, 2008, compared to $40.3 million for the twelve months ended December 31, 2007.

Financial Condition

As of December 31, 2008, the Company had investments (at amortized cost) of $145.0 million.  Of these investments, $135.5 million, or 93%, were fixed maturity investments, and 92% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $77.0 million as of December 31, 2008, or $13.81 per common, share including unrealized after-tax investment gains of $4.9 million, compared to stockholders’ equity of $69.1 million, or $12.28 per common share, including unrealized after-tax investment gains of $1.9 million, as of December 31, 2007.  Book value per share increased 12.5% between December 31, 2007, and December 31, 2008.

Share Repurchase Program

Since the year 2000, the Company’s Board of Directors had authorized the repurchase in the open market from time to time of up to an aggregate of 1,445,000 shares of the common stock of the Company.  Included in these shares is a stock repurchase program to acquire up to 500,000 shares of the Company’s common stock which was authorized by the Company’s Board of Directors on December 19, 2008.  During the twelve months ended December 31, 2008, the Company repurchased 51,092 shares of the Company’s common stock at a cost of $416,583 of which $25,108 was recorded as a reduction of capital and $391,475 was recorded as a reduction of retained earnings.  As of December 31, 2008, under the stock repurchase programs previously adopted by the Company, the Company had remaining authority to repurchase up to an aggregate of 515,467 shares of common stock.  During the months of January and February 2009, the Company purchased an additional 6,688 shares of its common stock at a total cost of $51,866.  The Company has or will retire all stock purchased.

 “The year of 2008 has been one of substantial progress for the Company.” said Mr. Erwin Cheldin, President of Unico.  “To have operated so profitably, while underwriting new business in a conservative fashion and at the same time establishing new marketing platforms, developing new business niches and moving our systems architecture towards 21st century systems  reflects very creditably on our people and processes.  I thank all of the Unico staff and management for the part each of them has played in the Company’s performance over the last year and for their contributions to its future.”

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of the Company‘s performance, but that may not be presented in accordance with U.S. generally accepted accounting principles.  These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

About Unico American Corp.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services.  Unico has conducted the majority of its operations through Crusader Insurance Company since 1985.  For more information, please visit the Company’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking.  These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company.  Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements.  Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

- Financial Tables Follow -

UNICO AMERICAN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended Ended		Twelve Months Ended Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues
Insurance Company Revenues
Premium earned	$10,202	$11,476	$42,721	$48,662
Premium ceded	2,125	2,739	8,771	11,532
Net premium earned	8,077	8,737	33,950	37,130
Investment income	1,336	1,695	5,829	6,695
Realized investment gains	-	-	6	-
Other income	211	255	743	312
Total Insurance Company Revenues	9,624	10,687	40,528	44,137

Other Revenues from Insurance Operations
Gross commissions and fees	1,406	1,420	5,706	5,516
Investment income	10	37	61	152
Finance charges and fees earned	107	130	460	554
Other income	3	4	14	14
Total Revenues	11,150	12,278	46,769	50,373

Expenses
Losses and loss adjustment expenses	3,566	5,079	20,593	22,182
Policy acquisition costs	2,047	2,068	8,261	8,465
Salaries and employee benefits	1,302	1,393	5,631	5,710
Commissions to agents/brokers	320	296	1,280	1,003
Other operating expenses	735	648	3,020	2,940
Total Expenses	7,970	9,484	38,785	40,300

Income Before Taxes	3,180	2,794	7,984	10,073
Income Tax Expense	1,083	1,016	2,701	3,361

Net Income	$2,097	$1,778	$5,283	$6,712

PER SHARE DATA
Basic
Earnings Per Share	$0.38	$0.32	$0.94	$1.20
Weighted Average Shares (000)	5,584	5,625	5,615	5,614
Diluted
Earnings Per Share	$0.37	$0.31	$0.93	$1.18
Weighted Average Shares (000)	5,622	5,679	5,656	5,682

OPERATING RATIOS-GAAP BASIS
Losses and Loss Adjustment Expenses	44.2%	58.1%	60.7%	59.7%
Underwriting Expenses	25.3%	23.7%	24.3%	22.8%
Combined Ratio	69.5%	81.8%	85.0%	82.5%

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
($ in thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Investments
Available for sale:
Fixed maturities, at market value (amortized cost: December 31, 2008 $135,540; December 31, 2007 $139,992)	$142,972	$142,896
Short-term investments, at cost	9,502	7,356
Total Investments	152,474	150,252
Cash	28	109
Accrued investment income	1,301	1,555
Premiums and notes receivable, net	4,681	5,067
Reinsurance recoverable:
Paid losses and loss adjustment expenses	114	318
Unpaid losses and loss adjustment expenses	19,816	28,425
Deferred policy acquisition costs	5,220	5,723
Property and equipment (net of accumulated depreciation)	360	557
Deferred income taxes	-	687
Other assets	609	1,083
Total Assets	$184,603	$193,776

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$78,655	$94,731
Unearned premiums	19,962	22,743
Advance premium and premium deposits	1,193	2,159
Income taxes payable	559	-
Deferred Income taxes	795	-
Accrued expenses and other liabilities	6,481	5,040
Total Liabilities	$107,645	$124,673

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,574,315 at December 31, 2008, and 5,625,308 at December 31, 2007	$3,569	$3,594
Accumulated other comprehensive gain	4,905	1,916
Retained earnings	68,484	63,593
Total Stockholders’ Equity	$76,958	$69,103

Total Liabilities and Stockholders' Equity	$184,603	$193,776

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(UNAUDITED)
($ in thousands)

	Year Ended December 31,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$5,283	$6,712
Adjustments to reconcile net income to net cash from operations
Depreciation	212	239
Bond amortization, net	287	(34)
Net realized investment gains	(6)	-
Changes in assets and liabilities
Premium, notes and investment income receivable	639	983
Reinsurance recoverable	8,813	(4,956)
Deferred policy acquisitions costs	503	707
Other assets	48	47
Reserve for unpaid losses and loss adjustment expenses	(16,076)	1,135
Unearned premium reserve	(2,781)	(3,691)
Funds held as security and advanced premiums	(967)	357
Accrued expenses and other liabilities	1,442	245
Tax benefit from disqualified incentive options	-	(61)
Income taxes current/deferred	927	(1,797)
Net Cash Provided (Used) by Operating Activities	(1,676)	(114)

Investing Activities
Purchase of fixed maturity investments	(63,595)	(69,741)
Proceeds from maturity of fixed maturity investments	67,260	70,275
Proceeds from sale of fixed maturity investments	506	-
Net decrease (increase) in short-term investments	(2,146)	(536)
Additions to property and equipment	(14)	(57)
Net Cash Provided (Used) by Investing Activities	2,011	(59)

Financing Activities
Proceeds from exercise of stock options	-	301
Tax benefit from disqualified incentive options	-	61
Repurchase of common stock	(416)	(115)
Net Cash Provided (Used ) by Financing Activities	(416)	247

Net increase (decrease) in cash	(81)	74
Cash at beginning of period	109	35
Cash at End of Period	$28	$109

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$1,800	$5,151